Exhibit 10.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INFOLOGIX, INC.

DDMS HOLDINGS, LLC

INFOLOGIX-DDMS, INC.

LOUIS HEIDELBERGER

and

MARK NIEMIEC

Dated as of April 9, 2007

Execution Copy

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into this 9th day of April, 2007 by and among INFOLOGIX, INC., a Delaware corporation (“InfoLogix”), INFOLOGIX-DDMS, INC. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of InfoLogix, DDMS HOLDINGS, LLC, a Florida limited liability company (“DDMS”), and Louis Heidelberger and Mark Niemiec, individuals residing in the Commonwealth of Pennsylvania and Florida, respectively, and owners of all of the outstanding equity interests of DDMS (the “Shareholders”).

WHEREAS, DDMS owns certain patents, patent applications, and other intellectual property and is in the business of the development of such intellectual property (the “Business”) set forth on Schedule 4.9(a) hereto.

WHEREAS, the parties hereto desire to provide for the merger of DDMS with and into Merger Sub pursuant to Section 368(a)(2)(D) of the Code, and for certain other matters, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I.  DEFINITIONS AND CONSTRUCTION

1.1           Definitions.

“Affiliate” shall mean, as to any Person, any other Person controlled by, under the control of, or under common control with, such Person.  As used in this definition, “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Books and Records” shall mean (i) the minute books containing the minutes of all meetings and written consents of the shareholders and managers of DDMS and (ii) all books and records of DDMS prior to the Closing Date, including customer lists, reports, plans, projections and advertising and marketing materials and financial and accounting books and records.

“Business” shall mean the business conducted by DDMS as set forth in the Recitals hereto.

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Pennsylvania.

“Closing Date” shall mean the date on which the Closing is completed.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“DDMS Shares” shall mean the shares associated with equitable ownership rights in and to DDMS.

“DGCL” shall mean the General Corporation Law of the State of Delaware, 8 Del. C. § 398, as amended.

“Encumbrance” shall mean a mortgage, charge, pledge, lien, option, restriction, claim, right of first refusal, right of preemption, third party right or interest or other encumbrance or security interest of any kind or similar right or any other matter affecting title.

“InfoLogix Stock” shall mean the common stock of InfoLogix, $0.00001 par value per share.

“Intellectual Property” shall mean all Patents, trademarks, service marks, trade names, copyrights (including any applications for any of the foregoing), domain names, all other names embodying business or product goodwill (or both), inventions, discoveries and improvements, processes, know-how, trade secrets, scientific, technical, engineering and marketing data, schematics, designs, blue-prints, computer programs, software, including all object and source codes, programming tools and all other techniques used or necessary for DDMS.

“Intellectual Property Rights”  shall mean, (a) inventions, invention disclosures, and discoveries described in any of the Intellectual Property (b) rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type related to any of the Intellectual Property and the inventions, invention disclosures, and discoveries therein; (c) causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the Patents without limitation, all causes of action and other enforcement rights for (i) damages, (ii) injunctive relief, and (iii) any other remedies of any kind for past, current and future infringement; and (d) rights to collect royalties or other payments under or on account of any of the Intellectual Property and/or any of the foregoing.

“LLC Act” shall mean the Florida Limited Liability Company Act, Fla. Stat. § 608.401, as amended.

“Merger” shall mean the merger of DDMS with and into Merger Sub as contemplated by this Agreement.

“Patents” shall mean, excluding the Abandoned Assets (“Abandoned Assets” means those specific provisional patent applications, patent applications, patents and other governmental grants or issuances listed on Schedule 4.9(j)), all (a) Live Assets (“Live Assets” means the provisional patent applications, patent applications, and patents listed on Schedule 4.9(a)); (b) patents or patent applications (i) to which any of the Live Assets directly or indirectly claims priority, (ii) for which any of the Live Assets directly or indirectly forms a basis for priority, and/or (iii) that were co-owned applications that directly or indirectly incorporate by reference the Live Assets; (c) reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, divisions, and registrations of any item in any of the foregoing categories (a) and (b); (d) foreign patents, patent applications and counterparts relating to any item in any of the foregoing categories (a) through (c), including, without limitation, certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances; and (e) any items in any of the foregoing categories (b) through (d) whether or not expressly listed as Live Assets and whether or not claims in any of the foregoing have been rejected, withdrawn, cancelled, or the like.

“Person” shall mean an individual, company, partnership, limited liability company, limited liability partnership, joint venture, trust or unincorporated organization, joint stock corporation or other similar organization, government or any political subdivision thereof, or any other legal entity.

“Pro Rata Percentage” shall mean with respect to each Shareholder, the percentage equal to the number of DDMS Shares held by such Shareholder immediately before the Effective Time divided by the total number of DDMS Shares issued and outstanding immediately before the Effective Time.

“Related Agreements” shall mean all instruments, agreements and other documents executed and delivered or to be executed and delivered pursuant to this Agreement.

“Schedules” shall mean the disclosure schedules delivered by DDMS to Merger Sub pursuant to this Agreement.

“Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including but not limited to, all federal, state, local, foreign, or other income, profits, unitary, business, franchise, capital stock, real property, personal property, intangible taxes, withholding, FICA, Medicare, unemployment compensation, disability, transfer, sales, use, excise and other taxes, assessments, charges, duties, fees, or levies of any kind whatsoever (whether or not requiring the filing of Tax Returns) and all deficiency assessments, additions to tax, penalties and interest.

“Tax Return” shall mean any return, amended return or other report (including but not limited to elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to or in connection with the calculation, determination, assessment, or collection of any Taxes.

1.2           Construction.

(a)           The headings and captions used herein are intended for convenience of reference only, and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.

(b)           As used herein, the singular shall include the plural, the masculine and feminine genders shall include the neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires.

(c)           The words “hereof”, “herein”, and “hereunder”, and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)           All references herein to Sections, Schedules or Exhibits shall be deemed to refer to Sections of and Schedules or Exhibits to this Agreement, unless specified to the contrary.

(e)           The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(f)            “To the knowledge of DDMS,” “to the best knowledge, information or belief of DDMS,” or any similar phrase shall be deemed to mean that (i) a DDMS Responsible Person (as defined below) is actually aware of a particular fact or matter or (ii) a prudent individual in such DDMS Responsible Person’s capacity could reasonably be expected to discover or otherwise become aware of that fact or matter in the ordinary course of performing his functions on behalf of DDMS or in the ordinary course of conducting a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement.  For purposes of this definition, the term “DDMS Responsible Person” means Louis Heidelberger or Mark Niemiec.

(g)           “Material adverse effect” means, with respect to a specified party, any change or effect, as the case may be, that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the assets, business, operations or condition (financial or otherwise) of such party and its subsidiaries taken as a whole.

(h)           As all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.

ARTICLE II.  THE MERGER

2.1           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the LLC Act, at the Effective Time (as defined herein), DDMS shall be merged with and into Merger Sub in exchange for the Merger Consideration (as defined herein).  At the Effective Time, the separate corporate existence of DDMS shall cease, and Merger Sub shall continue its corporate existence under the laws of the State of Delaware as the surviving corporation.  (Merger Sub, after giving effect to the Merger, is sometimes referred to herein as the “Surviving Corporation”).

2.2           Closing.  Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the date hereof (the “Closing Date”).  The Closing shall be held at the offices of Drinker Biddle & Reath LLP, One Logan Square, 18th and Cherry Streets, Philadelphia, PA 19103-6996, fax:  (215) 988-2757, or at such other place as the parties hereto may agree.

2.3           Effective Time of the Merger.  The Merger shall, subject to the DGCL, become effective as of such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”).

2.4           Effects of the Merger.  From and after the Effective Time, the Merger shall have the effects set forth in the applicable sections of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of Merger Sub and DDMS shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Merger Sub and DDMS shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.5           Certificate of Incorporation.  At the Effective Time, the Certificate of Incorporation of Merger Sub as in effect immediately before the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with its terms and applicable Law.

2.6           Bylaws.  At the Effective Time, the Bylaws of Merger Sub as in effect immediately before the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with their terms, the Certificate of Incorporation of the Surviving Corporation and applicable Law.

2.7           Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the Bylaws of the Surviving Corporation and applicable Law, the directors and officers of Merger Sub immediately before the Effective Time shall comprise all of the directors and officers of the Surviving Corporation.

2.8           Deliveries at the Closing  At the Closing, in addition to the other actions contemplated elsewhere herein:

(a)           Each Shareholder shall deliver, or shall cause to be delivered, to Merger Sub the following:

(i)                                     certificates representing all DDMS Shares held by such Shareholder, if any, duly endorsed for transfer;

(ii)                                  a certificate from such Shareholder substantially in the form set forth in Treasury Regulation Section 1.1445-2(b);

(iii)                               a consulting agreement between Merger Sub and LM Consulting LLC, a limited liability company wholly-owned by the Shareholders, in the form attached hereto as Exhibit A (the “Consulting Agreement”), executed by LM Consulting LLC; and

(iv)                              such other documents and instruments as Merger Sub may reasonably request to effectuate or evidence the transactions contemplated by this Agreement, including, without limitation, any documents necessary to transfer the Intellectual Property to the Surviving Corporation.

(b)           DDMS shall deliver to Merger Sub the following:

(i)                                     copies of resolutions duly adopted by (A) the Shareholders and (B) the managers of DDMS authorizing the execution, delivery, and performance of this Agreement and all other documents and instruments to be delivered by DDMS pursuant to this Agreement;

(ii)                                  the limited liability company agreement of DDMS;

(iii)                               a certificate of the President of DDMS certifying the accuracy and completeness of the resolutions and the limited liability company agreement delivered pursuant to paragraphs (i) and (ii) above;

(iv)                              the limited liability company member records and minute books of DDMS;

(v)                                 certificates from the Secretary of State of Florida certifying (A) as to DDMS’ formation, valid existence and good standing as a domestic limited liability company in the State of Florida, together with a certificate of good standing from the Secretary of State or other appropriate governmental official of each jurisdiction in which DDMS is qualified to conduct its business as a foreign entity, and (B) the certificate of formation of DDMS, all dated no more than five days prior to the Closing Date; and

(vi)                              such other documents and instruments as Merger Sub may reasonably request to effectuate or evidence the transactions contemplated by this Agreement, including, without limitation, any documents necessary to transfer the Intellectual Property to the Surviving Corporation.

(c)           InfoLogix and Merger Sub shall deliver, or shall cause to be delivered, to DDMS the following:

(i)                                     the Initial Cash Payment (as defined herein);

(ii)                                  the Consulting Agreement executed by Merger Sub; and

(iii)                               such other documents and instruments as DDMS may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

ARTICLE III.  MERGER CONSIDERATION

3.1           Effect on Merger Sub Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Merger Sub, each issued and outstanding share of capital stock of Merger Sub shall remain outstanding and represent a validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

3.2           Merger Consideration.  The merger consideration for the DDMS Shares shall be payable to the Shareholders as follows (collectively, the “Merger Consideration”):

(a)           cash equal to $200,000, all of which shall be payable to the Shareholders at the Closing in accordance with Section 3.3(a) (the “Initial Cash Payment”); and

(b)           400,000 shares of InfoLogix Stock issuable to the Shareholders in accordance with Section 3.3(b) (the “Initial Stock Payment”).

3.3           Payment of Merger Consideration.

(a)           Initial Cash Payment.  At the Closing, upon surrender to Merger Sub of certificates, if any, representing all and not less than all of the DDMS Shares, Merger Sub shall pay to each Shareholder an amount of cash equal to such Shareholder’s Pro Rata Percentage of the Initial Cash Payment.  The Initial Cash Payment will be payable by means of wire transfer to accounts specified in writing to Merger Sub by Shareholders’ Representative not less than five Business Days before the Closing Date.

(b)           Initial Stock Payment.  Within 30 days after the Closing Date, InfoLogix shall issue and deliver to each Shareholder a stock certificate representing a number of unregistered shares of InfoLogix Stock equal to such Shareholder’s Pro Rata Percentage of the Initial Stock Payment.

(c)           Taxes.  All Taxes incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby shall be paid by Merger Sub, excluding any Taxes incurred by the Shareholders.  The Shareholders shall prepare or cause to be prepared, at the expense of the Shareholders, and file or cause to be filed, and pay or cause to be paid, all Tax Returns for DDMS for all periods prior to the Closing Date which are filed after the Closing Date.  Merger Sub and InfoLogix agree to provide all information reasonably requested by the Shareholders to prepare, or cause to be prepared, such Tax Returns.  The Shareholders shall permit Merger Sub to review and comment on each such Tax Return described in the preceding sentence.  All Tax sharing agreements or similar agreements (other than DDMS’ then current limited liability company agreement or other operating agreement, if any) with respect to or involving DDMS shall be terminated as of the Closing Date and, after the Closing Date, DDMS shall not be bound thereby or have any liability thereunder.

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES REGARDING DDMS

As a material inducement for InfoLogix and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, DDMS and the Shareholders hereby jointly and severally make the following representations and warranties as of the date hereof, each of which is relied upon by InfoLogix and Merger Sub regardless of any investigation made or information obtained by or on behalf of InfoLogix or Merger Sub.

4.1           Organization; Qualification; Corporate Records.

(a)           DDMS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida and has the power to own all of its property and assets, to incur all of its liabilities and to carry on its Business as now being conducted.

(b)           DDMS is duly qualified to do business and in good standing in each jurisdiction in which the nature or conduct of the Business or the character or location of its properties makes such qualification necessary, except where any such failure would not have a material adverse effect on DDMS.  Schedule 4.1(b) lists each jurisdiction in which DDMS is qualified to do business.

(c)           The names of the managers and officers of DDMS, together with the offices they hold, are set forth on Schedule 4.1(c).  DDMS has delivered to InfoLogix true and complete copies of (i) the certificate of formation of DDMS, together with all amendments thereto and (ii) the limited liability company agreement of DDMS, together with all amendments thereto, as currently in effect.

(d)           DDMS has not conducted business under any name other than its own.

(e)           DDMS does not currently and has not in the past conducted any business or operations of any type other than procuring, owning, and developing the Intellectual Property.

(f)            DDMS has the power to execute, deliver and perform this Agreement and the Related Agreements to which DDMS is a party, and has taken all action required by its certificate of formation, limited liability company agreement or otherwise, to authorize the execution, delivery and performance of this Agreement and the Related Agreements.  The execution and delivery of this Agreement has been approved by the managers and shareholders of DDMS.  This Agreement is a valid obligation of DDMS, legally binding upon it and enforceable in accordance with its terms.

(g)           All books and financial records included in the Books and Records of DDMS are complete and correct in all material respects and have been maintained in accordance with good business practice.  True and complete copies of all minutes, resolutions, DDMS Share certificates and transfer ledgers of DDMS are contained in the minute books and transfer ledgers that have been delivered to Merger Sub for inspection and will be delivered to Merger Sub at the Closing.

4.2           No Violations of Laws or Agreements, Consents or Defaults.

(a)           The execution and delivery of this Agreement by DDMS and the consummation by DDMS of the transactions contemplated by this Agreement and the Related Agreements will not result in any breach or violation of any of the terms or provisions of, or constitute a default under, (i) the certificate of formation and limited liability company agreement of DDMS or (ii) any statute, order, decree, proceeding, rule, or regulation of any court or governmental agency or body, United States or foreign, having jurisdiction over DDMS or any assets of DDMS.

(b)           The delivery by DDMS of this Agreement, the Related Agreements and the consummation by DDMS of the transactions contemplated hereby and thereby, including, without limitation, any transfer of Intellectual Property to the Surviving Corporation, will not result in a breach or violation of the term of, or constitute a default under, or require notice to any third party under, any agreement, instrument, or commitment to which DDMS is party, by which DDMS is bound, or to which any of DDMS’s assets are subject, and no consent or approval is required from any third party for the transactions contemplated by this Agreement and the Related Agreements.

(c)           DDMS is not in default under, or in violation of any provision of, its certificate of formation, operating agreement, any promissory note, indenture or any evidence of indebtedness or security thereto, lease, purchase contract or other commitment, or any other agreement to which DDMS is a party.

4.3           Regulatory Matters.

(a)           DDMS is not the subject of any outstanding, nor, to the knowledge of DDMS, any threatened, investigation, audit, review or other examination of DDMS by any federal or state governmental agency (excluding the Patent and Trademark Office) having supervisory or regulatory authority with respect to DDMS or the Business, and (ii) DDMS is not subject to, nor has DDMS received any notice or advice that it may become subject to, any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with any federal or state governmental agency having supervisory or regulatory authority with respect to DDMS or the Business.

(b)           To the knowledge of DDMS, there is no proposed or pending change in any law or regulation that would have a material adverse effect on DDMS.

4.4           Tax Matters.  All required federal, state and local Tax Returns of DDMS have been accurately prepared in all material respects and duly and timely filed, and all federal, state, and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same are material and have become due. DDMS is not and has not been delinquent in the payment of any Tax.  DDMS has not had any Tax deficiency assessed against it.  None of DDMS’s federal income tax returns nor any state or local income or franchise tax returns have been audited by governmental authorities.  There are no federal, state, local, or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of DDMS now pending, and DDMS has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

4.5           Litigation Claims.

(a)           There is no legal action, suit, claim, investigation, arbitration, or other legal, administrative, or other governmental proceeding (a “Claim”) pending or, to the knowledge of DDMS, threatened against or affecting DDMS and/or its Affiliates that relates to the properties, assets, or business of DDMS.  There is no outstanding or, to the knowledge of DDMS, threatened judgment, injunction, order or consent, or similar decree or agreement

(including, without limitation, any consent or similar decree or agreement with any governmental entity) against, affecting, or naming DDMS.

(b)           To the knowledge of DDMS, no event has occurred and no circumstance, matter or set of facts exist which would constitute a valid basis for the assertion by any third party of any Claim.

4.6           Contracts; Leases and Other Agreements.  Except as set forth on Schedule 4.6, DDMS is not a party to any agreements, loans, contracts, leases, guarantees, letters of credit, lines of credit or commitments, whether written or oral (individually, a “Contract” or collectively, “Contracts”).  DDMS has delivered to InfoLogix true and complete copies of each Contract listed on Schedule 4.6.

4.7           No Liabilities.  DDMS has no liabilities or other obligations other than those provided for in this Agreement.

4.8           Properties.  DDMS does not currently and has not at any time in the past owned or leased any real or personal property.

4.9           Intellectual Property.

(a)           Schedule 4.9(a) contains an accurate and complete list of (i) all domestic and/or foreign Patents, trademarks, trade names, service marks, assumed names and copyrights, and all applications therefor, and, with respect to registered items, contains a list of all jurisdictions in which such items are registered and all registration numbers, (ii) all licenses, permits and other agreements relating thereto, and (iii) all agreements relating to any of such Intellectual Property that DDMS is licensed or authorized to use by others.

(b)           Title, Contest, and Infringement.  DDMS owns all right, title, and interest to the Intellectual Property Rights, including, without limitation, all right, title, and interest to sue for infringement of the Intellectual Property.  DDMS has obtained and properly recorded previously executed assignments for the Intellectual Property as necessary to fully perfect its rights and title therein in accordance with governing law and regulations in each respective jurisdiction.  The Intellectual Property Rights are free and clear of all liens, claims, mortgages, security interests or other Encumbrances and restrictions.  There are no actions, suits, investigations, claims, or proceedings threatened (to the knowledge of DDMS), pending, or in progress relating in any way to the Intellectual Property Rights.  There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Intellectual Property Rights.  Except as set forth on Schedule 4.9(b), no claims have been asserted by any party challenging or questioning the ownership, validity, enforceability or use by DDMS of any of the Intellectual Property and, to the knowledge of DDMS, there is no valid basis for any such claim, and, to the knowledge of DDMS, the use or other exploitation of the Intellectual Property by DDMS does not infringe on or dilute the rights of any Person; and, to the best knowledge, information and belief of DDMS, DDMS has provided InfoLogix with all information regarding any Person who is or is potentially infringing on the rights of DDMS with respect to any of the Intellectual Property.

(c)           Existing Licenses.  No licenses under the Patents have been granted or retained by DDMS, any prior owners, or inventors.  As of the Closing, none of DDMS, any prior owner, or any inventor will retain any rights or interest in the Intellectual Property Rights other than as a stockholder of InfoLogix.

(d)           Restrictions on Rights. DDMS is not subject to any covenant not to sue, non-competition provision or similar restrictions on the enforcement, enjoyment or use of the Intellectual Property Rights or the Abandoned Assets as a result of any prior transaction related to the Intellectual Property Rights or the Abandoned Assets.

(e)           Validity and Enforceability.  Except as set forth in Schedule 4.9(e), none of the Intellectual Property or the Abandoned Assets has ever been found invalid, unpatentable, or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and DDMS does not know of and has not received any notice or information of any kind from any source suggesting that the Intellectual Property may be invalid, unpatentable, or unenforceable.  To the extent “small entity” fees were paid to the United States Patent and Trademark Office (or other domestic or foreign patent agency) for any Intellectual Property, such reduced fees were then appropriate because the payor qualified to pay “small entity” fees at the time of such payment and specifically had not licensed rights in the any Patent to an entity that was not a “small entity.”

(f)            Conduct.  None of DDMS or, to the knowledge of DDMS, the agents or representatives of DDMS have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Intellectual Property or hinder their enforcement, including, without limitation, misrepresenting DDMS’ Intellectual Property Rights to a standards-setting organization.  There is no obligation imposed by a standards-setting organization on InfoLogix to license any of the Intellectual Property on particular terms or conditions.

(g)           Enforcement.  DDMS has not put a third party on notice of actual or potential infringement of any of the Intellectual Property or the Abandoned Assets.  DDMS has not entered into any license under any of the Intellectual Property or the Abandoned Assets.  DDMS has not initiated any enforcement action with respect to any of the Intellectual Property or the Abandoned Assets.

(h)           Government Agency Proceedings.  None of the Intellectual Property or the Abandoned Assets has been or is currently involved in any opposition, reexamination, reissue, interference proceeding, or any similar proceeding, and no such proceedings are pending or, to the knowledge of DDMS, threatened.

(i)            Fees.  All maintenance fees, annuities, and the like due or payable on the Intellectual Property have been timely paid.  For the avoidance of doubt, such timely payment includes payment of any maintenance fees for which the fee is payable (e.g., the fee payment window opens) even if the surcharge date or final deadline for payment of such fee would be in the future.

(j)            Abandoned Assets.  Schedule 4.9(j) contains a complete and correct list of all Abandoned Assets.  Each of the Abandoned Assets has expired, lapsed, or been abandoned or deemed withdrawn.

(k)           DDMS has taken all reasonable security measures to protect the secrecy, confidentiality and value of the Intellectual Property of DDMS.  No Person has any marketing rights to or other economic rights in the Intellectual Property of DDMS.

(l)            DDMS has delivered to Merger Sub all documents in DDMS’ custody, possession or control with respect to any invention, discovery, process, design, computer program or other know-how or trade secret included in the Intellectual Property, including all workpapers, plans and other documents supporting the conception or reduction to practice of each Patent, which documents shall be accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, discovery, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use.

(m)          The Shareholders, directors, employees and, to the extent such contractors are or have been  involved with the development, implementation, use or marketing of any Intellectual Property, contractors of DDMS have entered into written agreements (“IP Assignment Agreements”) assigning to DDMS all rights to inventions, improvements and continuations relating thereto, and copies of all such agreements have been provided to Merger Sub.

4.10         Compliance With Laws.  The operations and activities of DDMS has previously and continues to comply in all material respects with all applicable federal, state, foreign and local laws, statutes, codes, ordinances, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions (collectively, the “Laws”) as in effect on or before the date of this Agreement.  DDMS has received no notice or communication from any Person asserting a failure to comply with any Laws, nor has DDMS received any notice that any authority or third party intends to seek enforcement against DDMS to compel compliance with any such Laws.

4.11         Vote Required.  The affirmative vote of the holders of 80% of the outstanding DDMS Shares is the only vote of the holders of any class or series of DDMS equity interests necessary to approve this Agreement and the transactions contemplated hereby, which affirmative vote has been obtained and not rescinded or overturned as of the date hereof.

4.12         Brokers.  No Person will have, as a result of the transactions contemplated by this Agreement, any valid right to, interest in or claim upon Merger Sub, DDMS, or the Surviving Corporation for any commission, fee or other compensation as a finder or broker because or any act or omission by DDMS.

4.13         Disclosure.  No representation or warranty by DDMS contained in this Agreement, and no representation or warranty contained in any document, list (including, without limitation, the Schedules), certificate or other communication furnished or to be furnished by or on behalf of DDMS to Merger Sub or any of its representatives in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

4.14         Tax Treatment.

(a)           DDMS has not taken or agreed to take any action that could reasonably be expected to prevent the Merger from constituting a “reorganization” under Section 368(a) of the Code.  DDMS is not aware of any agreement, plan, or other circumstance that could reasonably be expected to prevent the Merger from so qualifying.

(b)           In the Merger, DDMS will transfer at least 70% of the fair market value of its gross assets and at least 90% of the fair market value of its net assets held by it immediately prior to the Merger.  For this purpose, assets of DDMS used to pay reorganization expenses and all redemptions and distributions (other than normal dividends) and all assets disposed of prior to or in contemplation of the Merger (other than in the ordinary course) will be included as assets of DDMS.

(c)           The business currently carried on by DDMS is its “historic business” within the meaning of Treasury Regulation Section 1.368-1(d) and no assets of DDMS have been sold, transferred, or disposed, which would prevent DDMS from using a “significant portion” of its “historic business assets” in a business following the Merger, as such terms are used in Treasury Regulation Section 1.368-1(d).

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

As a material inducement for Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Shareholders hereby jointly and severally make the following representations and warranties as of the date hereof, each of which is relied upon by Merger Sub regardless of any investigation made or information obtained by or on behalf of Merger Sub:

5.1           Power and Authority; Ownership.

(a)           Each Shareholder is an adult individual with full power and authority to own his properties, to manage his fiscal affairs and to enter into this Agreement and each of the Related Agreements to which he is a party and to agree to the transactions contemplated hereby and thereby and to perform all of his obligations hereunder and thereunder.  No Shareholder is subject to any legal disability which would prevent such Shareholder from performing under this Agreement or any Related Agreement, and no order has been entered appointing a receiver for any Shareholder or any of such Shareholder’s assets.  There is no claim, action, suit or proceeding (including, without limitation, current investigations by governmental agencies) pending against any Shareholder seeking to enjoin the execution and delivery of this Agreement, the Related Agreements or consummation of the transactions contemplated hereby or thereby.

(b)           This Agreement and each of the Related Agreements to which any Shareholder is a party constitute the legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(c)           Each Shareholder owns that number of DDMS Shares set forth in Schedule 5.1(c), which constitutes all of the issued and outstanding membership interests of DDMS.  Each Shareholder has good and marketable title to all of the DDMS Shares set forth next to such Shareholder’s name on Schedule 5.1(c), free and clear of all Encumbrances and restrictions, legal or equitable, of every kind. Each Shareholder has full and unrestricted legal right, power, and authority to sell, assign, and transfer the DDMS Shares held by such Shareholder without obtaining the consent or approval of any other person, entity, or governmental authority and the delivery of the DDMS Shares to Merger Sub pursuant to this Agreement will transfer valid title thereto, free and clear of all Encumbrances, claims, and restrictions of every kind, except for restrictions on transferability imposed by federal and state securities laws.  Each Shareholder hereby waives, as of the Closing Date, all rights that exist pursuant to contractual rights or charter document provisions relating to the transferability of DDMS Shares, as and to the extent necessary to permit the consummation of the transactions provided for herein.

5.2           Securities Matters.  Each Shareholder understands that none of the shares of InfoLogix Stock included in the Merger Consideration (including the shares of InfoLogix Stock underlying any option grants pursuant to Section 8.3) have been registered under the Securities Act, on the grounds that the issuance thereof to the Shareholders in connection with the transactions contemplated by this Agreement and the Related Agreements is exempt from registration pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act (“Regulation D”), and that the reliance of Merger Sub on such exemptions is predicated in part on the representations, warranties, covenants and acknowledgements set forth in this Section 5.2:

(a)           The InfoLogix Stock will be acquired by each Shareholder for such Shareholder’s own account, not as a nominee or agent, for investment and without a view to resale or other distribution within the meaning of the Securities Act, and such Shareholders will not distribute or transfer any of the InfoLogix Stock in violation of the Securities Act.

(b)           Each Shareholder acknowledges and confirms that (i) InfoLogix has made available to the Shareholders the opportunity to ask questions of and receive answers from InfoLogix’s officers and directors concerning the terms and conditions of the issuance of the InfoLogix Stock and the business and financial condition of InfoLogix, (ii) he has had an opportunity to review a copy of all of InfoLogix’s filing’s with the United States Securities and Exchange Commission, including the Forms 8-K filed by InfoLogix on December 5, 2006 and March 15, 2007, and (iii) he has received to his satisfaction, such additional information, in addition to that set forth herein, about the business and financial condition of InfoLogix and the terms and conditions of this Agreement as he has requested.

(c)           Each Shareholder: (i) acknowledges that the InfoLogix Stock to be issued to him is not registered under the Securities Act and must be held indefinitely by such Shareholder unless the InfoLogix Stock is subsequently registered under the Securities Act or an exemption from registration is available, (ii) is aware that any routine sales of the InfoLogix Stock made under Rule 144 of the Securities and Exchange Commission under the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, registration or compliance with some other registration exemption will be required, (iii) is aware that Rule 144 is not now and for a period of at least one year following the Closing Date hereof will not be, available for use by such Shareholder for resale of the InfoLogix Stock, and (iv) is aware that InfoLogix is not obligated to register any sale, transfer or other disposition of the InfoLogix Stock.

(d)           Each Shareholder is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D) and has such knowledge and experience in financial and business matters that he is fully capable of evaluating the risks and merits of his investment in the InfoLogix Stock.

(e)           Each Shareholder acknowledges and agrees that the certificates representing the InfoLogix Stock issuable to such Shareholder will contain a restrictive legend noting the restrictions on transfer described in this Section and under federal and applicable state securities laws, and that appropriate “stop-transfer” instructions will be given to InfoLogix’s stock transfer agent.

(f)            Each Shareholder acknowledges and agrees that he will not sell or otherwise transfer or dispose of any of the InfoLogix Stock or any interest therein without the prior satisfaction of one of the following conditions:

(i)        InfoLogix shall have received a written opinion of counsel to the Shareholder in form and substance satisfactory to InfoLogix, in the exercise of its reasonable judgment, or a copy of a “no-action” or interpretive letter of the SEC, specifying the nature and circumstances of the proposed transfer and indicating that the proposed transfer will not be in violation of any of the registration provisions of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations promulgated thereunder; or

(ii)       InfoLogix shall have received an opinion from its own counsel to the effect that the proposed transfer will not be in violation of any of the registration provisions of the Securities Act and the rules and regulations promulgated thereunder.

5.3           No Violations of Laws or Agreements, Consents or Defaults.

(a)           The execution and delivery of this Agreement by the Shareholders and the consummation by the Shareholders of the transactions contemplated by this Agreement and the Related Agreements will not result in any breach or violation of any of the terms or provisions of, or constitute a default under any statute, order, decree, proceeding, rule, or regulation of any court or governmental agency or body, United States or foreign, having jurisdiction over any Shareholder, or any assets of any Shareholder.

(b)           The delivery by the Shareholders’ of this Agreement, the Related Agreements and the consummation by the Shareholders of the transactions contemplated hereby and thereby will not result in a breach or violation of the term of, or constitute a default under, or require notice to any third party under, any agreement, instrument, or commitment to which any Shareholder is party, by which any Shareholder is bound, or to which any of the Shareholders’ assets are subject, and no consent or approval is required from any third party for the transactions contemplated by this Agreement and the Related Agreements other than such consents or approvals that have been obtained.

5.4           Brokers.  No Person will have, as a result of the transactions contemplated by this Agreement, any valid right to, interest in or claim upon Merger Sub, DDMS, or the Surviving Corporation for any commission, fee or other compensation as a finder or broker because of any act or omission by any Shareholder.

ARTICLE VI.  REPRESENTATIONS AND WARRANTIES OF INFOLOGIX AND MERGER SUB

As a material inducement for DDMS and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, InfoLogix and Merger Sub jointly and severally hereby make the following representations and warranties as of the date hereof, each of which is relied upon by DDMS and the Shareholders regardless of any investigation made or information obtained by DDMS and the Shareholders:

6.1           Organization, Existence and Capital Stock.

(a)           Each of InfoLogix and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as presently conducted.  Each of InfoLogix and Merger Sub is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business or its ownership of property makes such qualification necessary, other than where such failure to so qualify would, individually or in the aggregate, not have a material adverse effect on InfoLogix or the Merger Sub.

(b)           The authorized capital stock of Merger Sub consists of common stock, $.01 par value per share, 1,000 shares of which are validly authorized and 1,000 shares of which are validly issued, outstanding, fully paid and non-assessable.  The authorized capital stock of InfoLogix consists of preferred stock, $0.00001 par value per share, 10,000,000 shares of which are validly authorized and none of which is issued or outstanding, and of common stock, $0.00001 par value per share, 100,000,000 shares of which are validly authorized and 23,595,663 shares of which are validly issued, outstanding, fully paid and non-assessable.

(c)           All of the shares of InfoLogix Stock issued in connection with the transactions contemplated by this Agreement will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable, and free of all preemptive rights.  The shares of InfoLogix Stock issued to each Shareholder in connection with the transactions contemplated by this Agreement will be issued in the name of such Shareholders, as recorded in the Books and Records of DDMS, with such Shareholders as record holders of such shares, and each Shareholder shall have good and marketable title to such shares of InfoLogix Stock, free of any liens and Encumbrances, other than those created by or through such Shareholders pursuant to this Agreement or otherwise.

6.2           Power and Authority.  Each of InfoLogix and Merger Sub has the corporate power to execute, deliver and perform this Agreement and the Related Agreements and to consummate the transactions contemplated hereby, and has taken all action required by law, each of its certificate of incorporation, its bylaws or otherwise, to authorize the execution and delivery of this Agreement and such related documents.  This Agreement is a valid obligation of each of InfoLogix and Merger Sub and is legally binding and enforceable against each of InfoLogix and Merger Sub in accordance with its terms.

6.3           No Violations of Laws.

(a)           The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the Related Agreements will not result in any breach or violation of any of the terms or provisions of, or constitute a default under, (i) the certificate of incorporation or bylaws of InfoLogix or Merger Sub or (ii) any statute, order, decree, proceeding, rule, or regulation of any court or governmental agency or body, United States or foreign, having jurisdiction over InfoLogix, Merger Sub or any of their assets.

(b)           The delivery by InfoLogix and Merger Sub of this Agreement, the Related Agreements and the consummation by each of InfoLogix and Merger Sub of the transactions contemplated hereby will not result in a breach or violation of the term of, or constitute a default under, or require notice to any third party under, any agreement, instrument, or commitment to which either InfoLogix or Merger Sub is party, by which each is bound, or to which any of either InfoLogix or Merger Sub’s assets are subject, and no consent or approval is required from any third party for the transactions contemplated by this Agreement and the Related Agreements.

(c)           Each of InfoLogix and Merger Sub is not in default under, or in violation of any provision of, its certificate of incorporation or bylaws, or in any material default under any promissory note, indenture, or any evidence of indebtedness or security thereto, lease, purchase contract, or other commitment, or any other agreement to which it is a party.

6.4           Governmental Consents.  All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of InfoLogix or the Merger Sub required in connection with the consummation of the Merger shall have been obtained prior to, and be effective as of, the Closing.

6.5           Brokers. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right to, interest in or claim upon InfoLogix or Merger Sub for any commission, fee or other compensation as a finder or broker because or any act or omission by Merger Sub or its Affiliates.

6.6           Litigation Claims. There is no Claim pending or, to the knowledge of InfoLogix or Merger Sub, threatened that questions the validity of this Agreement or the Related Agreements or any action taken or to be taken by InfoLogix or Merger Sub in connection with the consummation of the transactions contemplated hereby or thereby or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby or thereby.

6.7           Interim Operations of Merger Sub. Merger Sub was formed by InfoLogix solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.  Merger Sub has no liabilities other than those incurred in connection with the transactions contemplated by this Agreement and, except for a subscription agreement pursuant to which all of Merger Sub’s authorized capital stock was issued to InfoLogix, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

6.8           Tax Treatment.

(a)           Neither InfoLogix nor any of its Affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that could reasonably be expected to prevent the Merger from constituting a “reorganization” under Section 368(a) of the Code.  InfoLogix is not aware of any agreement, plan, or other circumstance that could reasonably be expected to prevent the Merger from so qualifying.

(b)           InfoLogix has no plan or intention to liquidate Merger Sub following the Merger or cause Merger Sub to sell or otherwise dispose of any assets of DDMS acquired in the Merger, except for dispositions made in the ordinary course of business of transfers described in Section 368(a)(2)(C) of the Code and the Treasury Regulations issued thereunder.

(c)           Following the Merger, InfoLogix will cause Merger Sub to continue DDMS’s historic business or to use a significant portion of DDMS’ historic business assets in a business, in each case within the meaning of Section 1.368-1(d) of the Treasury Regulations, assuming that the assets of, and the business conducted by, DDMS on the Closing Date constitute DDMS’ historic business assets and historic business, respectively.

(d)           Following the Merger, Merger Sub has no plan or intention to issue additional shares that would result in InfoLogix losing control of Merger Sub within the meaning of Section 368(c) of the Code.

(e)           InfoLogix has no plan or intention to reacquire, and, to InfoLogix’s knowledge, no person related to InfoLogix within the meaning of Treasury Regulations Section 1.368-1(e)(2) has a plan or intention to acquire, any of the InfoLogix stock issued in the Merger.

ARTICLE VII.  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

7.1           Survival of Representations.  All representations and warranties made by any party to this Agreement or pursuant hereto, as modified by any Schedule, exhibit, certificate or other document executed and delivered pursuant hereto, shall survive the Closing and any investigation made by or on behalf of any party hereto for a period of two years; provided, however, that the representations and warranties set forth in Sections 4.1, 4.7, 4.9, 5.1(c), and 5.2 shall survive indefinitely after the Closing; and provided further, that the representations and warranties set forth in Section 4.4 shall survive after the Closing until 60 days after the expiration of the applicable statute of limitations.  All representations and warranties contained herein or in any schedule, exhibit, certificate or other document executed and delivered pursuant hereto shall be deemed representations and warranties for purposes of this Section.  The covenants and agreements of InfoLogix, Merger Sub and the Shareholders made herein shall survive the Closing and shall continue in full force and effect indefinitely except as and to the extent set forth in the Agreement.  The right to indemnification or other remedy based upon such representations and warranties shall not be affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of any such representation or warranty.  Each of InfoLogix, Merger Sub, DDMS and the Shareholder shall notify the other parties in writing of the discovery of any inaccuracy in any representation or warranty of any party hereto.

7.2           Indemnification.

(a)           Subject to the terms and conditions of this Article VII, the Shareholders and, prior to the Closing, DDMS shall jointly and severally, indemnify, defend and hold harmless InfoLogix, Merger Sub and, following the Closing, the Surviving Corporation (and their respective officers, directors, employees, Affiliates, successors or assigns other than the Shareholders) (collectively, the “InfoLogix Indemnified Parties”), from and against all Claims, assessments, losses, damages, liabilities, deficiencies, judgments, settlements, costs and expenses, including interest, penalties and reasonable attorneys’ fees and expenses incurred in enforcing this indemnification or in any litigation between the parties or with third parties (collectively, “Damages”) asserted against, resulting to, imposed upon, suffered or incurred by a InfoLogix Indemnified Party, directly or indirectly, by reason of or resulting from (i) any failure of DDMS or the Shareholders to duly perform or observe any covenant or agreement to be performed or observed by any of them, pursuant to this Agreement or any Related Agreement or (ii) a breach of any representation or warranty of DDMS or the Shareholders contained in or made pursuant to this Agreement or any of the Related Agreements.

(b)           Subject to the terms and conditions of this Article VII, Merger Sub and InfoLogix (and, after the Effective Time, the Surviving Corporation) shall indemnify, defend and hold harmless the Shareholders (and the Shareholders’ respective heirs, representatives and assigns) (collectively, the “DDMS Indemnified Parties”) at any time after consummation of the Closing, from and against all Damages asserted against, resulting to, imposed upon or incurred by DDMS Indemnified Parties, directly or indirectly, by reason of or resulting from: (i) the assertion against any Shareholder of any claim for payment or performance of any obligation, debt, or liability in connection with Merger Sub’s ownership or operation of the Business from and after the Closing, (ii) any failure of Merger Sub or InfoLogix to duly perform or observe any covenant or agreement to be performed or observed by it pursuant to this Agreement or any Related Agreement; or (iii) a breach of any representation or warranty of Merger Sub or InfoLogix contained in or made pursuant to this Agreement.

(c)           As between the Shareholders, and any Affiliate of any Shareholder, on the one hand, and InfoLogix, Merger Sub and any Affiliate of InfoLogix or Merger Sub, on the other hand, the remedies, rights and obligations set forth in this Section 7.2 will be the exclusive remedies, rights and obligations with respect to the Damages referred to in this Section 7.2 to the extent that such Damages arise out of or are related to any inaccuracy of the representations or warranties set forth in this Agreement, except with respect to matters of fraud, for which the parties shall be entitled to pursue all available remedies at law or in equity.  Without limiting the foregoing, as a material inducement to entering into this Agreement, to the fullest extent permitted by law, each of the parties waives any claim or cause of action that it otherwise might assert based upon any inaccuracy of the representations or warranties set forth in this Agreement, except for claims or causes of action brought under and subject to the terms and conditions of this Section 7.2.

(d)           No Indemnifying Party shall be liable to or obligated to indemnify any Indemnified Party hereunder for any punitive or exemplary damages, or any consequential, special or multiple damages, except to the extent such damages have been recovered by a third person (including a governmental authority) and are the subject of a third party claim for which indemnification is available under this Article VII.

(e)           Notwithstanding anything to the contrary set forth in this Article VII, in the absence of a showing of fraud, intentional misrepresentation or intentional breach or omission by or on behalf of an Indemnifying Party, any Damages payable by the Shareholders pursuant to this Section 7.2 shall be satisfied solely from (i) the proceeds of the Initial Cash Payment and (ii) the amount of any consideration paid to LM Consulting LLC from time to time under the Consulting Agreement (collectively, the “Cap Amount”).  In addition, notwithstanding anything set forth in this Agreement, a Shareholder shall not be liable for Damages in excess of such Shareholder’s Pro Rata Percentage of the Cap Amount, except in the event of fraud, intentional misrepresentation or intentional breach or omission by or on behalf of such Shareholder, in which case the Cap Amount shall not apply.

(f)            The determination of any Damages under this Article VII shall be net of the present value of any Tax (or other) benefit actually derived by the party bearing such Damage as a result thereof.  For purposes of this Section 7.2, a Tax benefit shall be calculated by using the highest marginal federal, state, local or non-U.S. rate applicable to the party deriving such benefit for the relevant taxable period and by using an interest rate equal to the “prime rate” as set forth in The Wall Street Journal on the date of such determination.  Any payments made pursuant to this Article VII shall be deemed to be a proportionate adjustment of the Merger Consideration.

7.3           Conditions of Indemnification.  The obligations and liabilities of Merger Sub, on the one hand, and the Shareholders, on the other hand, as indemnifying parties (each, an “Indemnifying Party”) to indemnify DDMS Indemnified Parties or Merger Sub Indemnified Parties, as applicable (each, an “Indemnified Party”), under Section 7.2 with respect to claims made by third parties shall be subject to the following terms and conditions:

The Indemnified Party shall give written notice to the Indemnifying Party of any Damages with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to such claim for indemnification; provided, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under Section 7.2 unless it shall have been prejudiced by the omission to provide such notice.  In case any claim is brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to the Indemnified Party under Section 7.2 for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that (i) if the Indemnifying Party shall elect not to assume the defense of such claim or action or (ii) if the Indemnified Party reasonably determines that there may be a conflict between the positions of the Indemnifying Party and the Indemnified Party in defending such claim, then separate counsel shall be entitled to participate in and conduct such defense, and the Indemnifying Party shall be liable for any reasonable legal or other expenses incurred by the Indemnified Party in connection with such defense (but not more than one counsel).  The Indemnifying Party shall not be liable for any settlement of any claim affected without its written consent, which consent shall not be unreasonably withheld.  The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, settle or compromise any claim to which the Indemnified Party is a party or consent to entry of any judgment in respect thereof.  The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such claim) unless such settlement or compromise includes an unconditional release of the Indemnified Party from all liability arising out of such claim.

ARTICLE VIII.  COVENANTS.

8.1           Confidentiality.  InfoLogix, Merger Sub, DDMS and the Shareholders shall hold, and shall use their best efforts to cause their respective auditors, attorneys, financial advisors, bankers and other consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the other party furnished to it by the other party or its representatives, including the terms and conditions of the Agreement (except to the extent that such information shall be shown to have been (a) in the public domain through no fault of such party or (b) later lawfully acquired from other sources by the party to which it was furnished) (“Confidential Information”), and each party shall not release or disclose such Confidential Information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with the transactions contemplated by this Agreement.

8.2           Maintenance and Expansion of Patents.  InfoLogix shall commit such funds (“Patent Expansion Funds”) as it deems reasonably necessary, but in no event less than $250,000 before the first anniversary of the date of Closing, to apply toward the maintenance and expansion of the Patents according to a defined Patent Expansion Plan (as defined herein).  No later than 90 days after the Effective Time, the Surviving Corporation, in collaboration with patent counsel, will develop a plan using its sole discretion which will describe and delineate additional Patent filings and registrations that should be prepared/filed to expand, modify, change, and/or focus the scope of protection for the technology or processes described by the Patents (“Patent Expansion Plan”).  The Patent Expansion Plan will further describe the money required for such additional Patent filings and registrations.

8.3           Advisory Board.

(a)           Within 90 days following the Effective Time, the Board of Directors of the Surviving Corporation (the “Board”) shall appoint an advisory board (the “Advisory Board”), which shall have such powers and responsibilities as deemed appropriate by the Board.  The Board shall initially appoint Louis Heidelberger and Marc Niemiec to serve on the Advisory Board at the pleasure of the Board until the earlier of their resignation or removal.

(b)           Upon their appointment to the Advisory Board, InfoLogix shall grant each of Messrs. Heidelberger and Niemiec non-qualified options to acquire 30,000 shares of InfoLogix Stock.  One-third of such options shall be deemed to have vested on the first anniversary of the Effective Time, with an additional one-third of such options to vest on each of the second and third anniversaries of the Effective Time, contingent upon the continued service of Messrs. Heidelberger and Niemiec on the Advisory Board.  The term during which such options may be exercised and all other provisions of such options shall be set forth in a stock option grant agreement entered into at the time of grant of such options.

(c)           All information and documents that Messrs. Heidelberger and Niemiec receive regarding InfoLogix and its business during their service on the Advisory Board shall be deemed Confidential Information for the purposes of Section 8.1.

8.4           Reversionary Rights.  InfoLogix will undertake reasonable steps to ensure that the Protected Items (as defined herein) remain in full force and effect.  In the event that InfoLogix makes an affirmative determination not to maintain or procure a patent, patent application or invention, including any continuation, division or extension of same (“Protected Item”) in a jurisdiction where Seller owned the right to such Protected Item prior to Closing, InfoLogix shall provide the Shareholders with notice of its determination not to maintain or procure a Protected Item, which notice shall be no less than thirty days prior to the termination of the rights of the Protected Item, and  the Shareholders shall have the right of reversion to such Protected Item, with respect only to such jurisdiction, from InfoLogix for nominal consideration of $1.00.

8.5           Lock-up on Transfer of Shares.

(a)           Except as set forth in this Agreement, for a one-year period beginning on the Effective Date (the “Lock-up Period”), the Shareholders agree not, directly or indirectly, to sell, offer to sell, contract to sell, assign, pledge, hypothecate, encumber, or otherwise transfer, or enter into any contract, option, swap, hedge, derivative or other arrangement or understanding with respect to the sale, assignment, pledge, or other disposition of (collectively, “Transfer”) any rights with respect to any InfoLogix Stock issued to the Shareholders as part of the Merger Consideration.  The foregoing restriction has been expressly agreed to preclude the Shareholders from engaging in any hedging or other transaction during the Lock-up Period that is designed to or reasonably expected to lead to or result in a Transfer of such InfoLogix Stock.  Such prohibited hedging or other transaction would include, without limitation, any short sale (whether or not against the box) or any purchase, sale, or grant of any right (including, without limitation, any put or call option) with respect to the InfoLogix Stock or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the InfoLogix Stock.

(b)           The Shareholders also agree and consent to the entry of stop transfer instructions with InfoLogix’s Transfer Agent and Registrar against the Transfer of InfoLogix Stock held by the Shareholders except in compliance with the terms and conditions of this Agreement.

8.6           Non-Competition.

(a)           As a material and significant inducement to InfoLogix to enter into this Agreement, and without allocating any portion of the Merger Consideration, each of the Shareholders agrees that, for the longer of (i) three years from and after the Closing Date or (ii) the term of such Shareholder’s service on the Advisory Board, such Shareholder shall not, directly or indirectly, either individually, collectively or in combination, for itself or on behalf of any other Person, engage or be financially interested in (as an agent, consultant, director, employee, independent contractor, officers, owner, partner, principal or otherwise) any business that directly or indirectly competes with the business of InfoLogix and the Surviving Corporation as conducted or proposed to be conducted as of the date of this Agreement (a “Competing Business”).  This restriction shall apply in North America.  Nothing in this Section 8.6 shall prevent (i) the Shareholders from acquiring and developing a Protected Item pursuant to Section 8.4 of this Agreement, provided that such Protected Item is not used in connection with or transferred to a Competing Business or (ii) a Shareholder from owning for investment up to five percent of any class of equity security of an entity whose securities are traded on a national securities exchange or market.  Further, if a Shareholder is an attorney, such Shareholder may engage in the practice of law in accordance with the canons of ethics of the state or states in which such Shareholder is authorized or may be authorized to practice law, subject to the confidentiality obligations set forth in Section 8.1 hereof.

(b)           Each of the Shareholders acknowledges that the restrictions contained in this Section 8.6 applicable to such Shareholder, in light of the nature of the business in which InfoLogix and its Affiliates is engaged, are reasonable and necessary to protect the legitimate interests of InfoLogix and its Affiliates, and that any violation of these restrictions may result in irreparable injury to InfoLogix and its Affiliates.  Each of the Shareholders therefore agrees that, in the event of such Shareholder’s violation of any of the restrictions applicable to such Shareholder, InfoLogix and its Affiliates shall be entitled to seek from any court of competent jurisdiction: (i) preliminary and permanent injunctive relief against such Shareholder; (ii) damages from such Shareholder (including InfoLogix’s reasonable legal fees and other costs and expenses); and (iii) an equitable accounting of all compensation, commissions, earnings, profits and other benefits to such Shareholder arising from such violation; all of which rights shall be cumulative and in addition to any other rights and remedies to which InfoLogix and its Affiliates may be entitled as set forth herein or as a matter of law.

(c)           Each of the Shareholders agrees that if any portion of the restrictions contained in this Section 8.6 applicable to such Shareholder, or the application thereof, is construed to be invalid or unenforceable, the remainder of such restrictions or the application thereof shall not be affected and the remaining restrictions will have full force and effect without regard to the invalid or unenforceable portions.  If any restriction is held to be unenforceable because of the area covered, the duration thereof or the scope thereof, each of the Shareholders agrees that the court making such determination shall have the power to reduce the area and/or the duration, and/or limit the scope thereof, and the restriction shall then be enforceable in its reduced form.

(d)           If any Shareholder violates any restriction applicable to such Shareholder, the period of such violation (from the commencement of any such violation until such time as such violation shall be cured by such Shareholder) shall not count toward or be included in the restrictive period applicable to such Shareholder.

8.7           Tax Free Transaction.  From and after the date of this Agreement, including after Closing, each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

ARTICLE IX.  MISCELLANEOUS

9.1           Notices.  Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile, and overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

If to InfoLogix or the Surviving Corporation:

InfoLogix, Inc.

101 E. County Line Road

Hatboro, PA 19040

Attention:  David T. Gulian

Facsimile:  (215) 604-0695

with a copy to (which shall not constitute notice):

Drinker Biddle & Reath LLP

One Logan Square

18th and Cherry Streets

Philadelphia, PA  19103

Attention:  Stephen T. Burdumy

Facsimile:  (215) 988-2757

If to the Shareholders:

Louis Heidelberger

357 Spring Mill Road

Villanova, PA 19085

Mark Niemiec

102 Surrey Lane

Ponte Vedra Beach, FL 32082

with a copy to (which shall not constitute notice):

Reed Smith LLP

2500 One Liberty Place

1650 Market Street

Philadelphia, PA 19103

Attention:  Vincent S. Capone

Facsimile:  (215) 851-1420

All such communications shall be deemed to have been delivered on the date of hand delivery or facsimile or on the next Business Day following the deposit of such communications with an overnight courier.

9.2           Further Assurances.  Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement, including, without limitation, any documents necessary to transfer the Intellectual Property to the Surviving Corporation.

9.3           Governing Law.  This Agreement shall be interpreted, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, applied without giving effect to any conflicts of law principles.

9.4           Right of Setoff.  Notwithstanding any provision hereof to the contrary, InfoLogix and Merger Sub shall be entitled to set-off amounts due from InfoLogix or Merger Sub to LM Consulting LLC pursuant to the terms of the Consulting Agreement against any amounts due to InfoLogix or Merger Sub from the Shareholders hereunder, whether by reason of indemnification under Article VII, or otherwise.  Any set-off shall be applied against amounts payable to LM Consulting LLC in the chronological order all amounts of every kind payable to LM Consulting LLC are due until the set-off is complete. Notwithstanding any provision hereof to the contrary, upon making a claim for indemnification under Article VII, Merger Sub may withhold from amounts otherwise due under the Consulting Agreement an amount equal to InfoLogix’s or Merger Sub’s reasonable estimate of the amount of such claim until such time as the actual amount of InfoLogix’s or Merger Sub’s indemnification claim, and right of set-off hereunder, is determined.

9.5           Consent to Jurisdiction.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any state or Federal court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the Commonwealth of Pennsylvania.

9.6           Integration of Exhibits and Schedules.  All Exhibits and Schedules to this Agreement are integral parts of this Agreement as if fully set forth herein.

9.7           Entire Agreement.  This Agreement, the Related Agreements, including all Exhibits and Schedules attached hereto and thereto contain the entire agreement of the parties and supersede any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby.  Such agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

9.8           Expenses.  Except as expressly provided otherwise, each party hereto will bear its own costs and expenses (including fees and expenses of auditors, attorneys, financial advisors, bankers, brokers and other consultants and advisors) incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

9.9           Counterparts.  This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument.

9.10         Binding Effect.  This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.  No party may assign any right or obligation hereunder without the prior written consent of the other parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, InfoLogix, Merger Sub, DDMS and the Shareholders have caused this Agreement and Plan of Merger to be executed by their respective duly authorized officers, all as of the day and year first above written.

INFOLOGIX, INC.

By:
Name: David T. Gulian
Title: President and Chief Executive Officer

INFOLOGIX-DDMS, INC.

By:
Name: David T. Gulian
Title: President

DDMS HOLDINGS, LLC

By:
Name: Mark Niemiec
Title: President

SHAREHOLDERS:

Louis Heidelberger

Mark Niemiec